Exhibit 99.1

FOR RELEASE:	February 5, 2016

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2015 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported after-tax net income for the year ended December 31, 2015 of $6.6 million and basic and diluted earnings per share of $0.56, compared to $2.4 million and basic and diluted earnings per share of $0.26 for the year ended December 31, 2014.

For the fourth quarter of 2015, the Company reported net income of $1.6 million, and basic and diluted earnings per share of $0.14, compared to net income of $1.3 million and basic and diluted earnings per share of $0.11 for the fourth quarter of 2014.

Total assets, deposits, and total loans for the Company as of December 31, 2015 were $817.0 million, $651.2 million, and $617.4 million, respectively, compared to total assets of $766.1million, total deposits of $618.9 million, and total loans of $552.0 million as of the same date in 2014.

Year to date return on average assets through December 31, 2015 is 0.86% and year to date return on average equity is 6.42%, compared to 0.37% and 3.17%, respectively, for the twelve months ended December 31, 2014.

Non-performing loans decreased to $8.3 million at December 31, 2015 from $11.9 million at December 31, 2014. Non-performing loans equaled 1.34% of loans at December 31, 2015, decreasing from 2.15% of loans at December 31, 2014. Foreclosed real estate equaled $1.4 million at December 31, 2015, compared to $1.6 million at December 31, 2014. For the year, net charge-offs were $714,000, or 0.12%, of average loans, compared to net recoveries of ($139,000) or (0.03%) of average loans in 2014. At December 31, 2015, the allowance for loan losses was $7.0 million, or 1.14% of total loans, as compared to $6.8 million or 1.24% of total loans at December 31, 2014.

Commenting on 2015 results, William L. Hedgepeth II, President and CEO stated, “We are pleased that the Company reported net income of $6.6 million for the year. Our previously announced acquisition of two new branches, one in Morehead City and the other in Leland, became operational mid-December further expanding our market footprint. While growth is part of our strategic plan, our results for 2015 were impacted by one-time expenses related to our acquisition of the new branches. In addition, in order to achieve greater operating efficiencies, we combined the operations of our Burlington and Gibsonville Offices and closed our Ramsey Street Office in Fayetteville. The one-time cost associated with these initiatives totaled $657,000. These initiatives are intended to enable our branch network, and our Company, to enhance efficiency and customer convenience going forward.

Hedgepeth added, "We believe asset quality is strong and this remains a top priority at Select. As I have said many times: We will compete for loans based on interest rate, but we will not sacrifice credit quality. Our historical asset quality numbers reflect the prudence of this strategy. In addition to operating in markets with healthy economies, we will continue to seek prime locations for expansion and to identify and hire outstanding bankers and lenders in those markets. These people, like many of our current staff, are known in their markets and are astute, highly-skilled business people with exceptionally loyal client bases.”

When the FDIC released deposit market share data as of June 30, 2015, Select Bank held the number one position for deposit market share in Dunn, North Carolina where it is headquartered, a position the Company has maintained the past thirteen years. Additionally, in a report compiled by SNL Financial and published in the June 2015 edition of Business North Carolina ranking the 100 largest financial institutions headquartered in North Carolina, Select Bancorp ranked 32nd. Select also ranked 4th out of the 100 largest financial institutions with headquarters in the state for the fastest growing bank in assets, achieving a 45.45% change over the previous year; as a direct result of the merger between Select and New Century Bank in 2014.

Hedgepeth concluded his remarks by sharing, “Our staff takes a great deal of pride in these deposit market share results, and our rankings from various banking entities, particularly holding the number one position for thirteen straight years in Dunn, N.C. Our entire banking staff is commended for their individual efforts creating our excellent corporate results.”

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

The information as of and for the quarter ended December 31, 2015, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	December 31, 2013
Summary of Operations:
Total interest income	$8,425	$8,412	$8,262	$8,242	$7,988	$33,341	$26,104	$22,903
Total interest expense	890	878	835	939	1,141	3,542	4,519	5,258
Net interest income	7,535	7,534	7,427	7,303	6,847	29,799	21,585	17,645
Provision for (recovery of) loan losses	506	393	(139)	130	177	890	(194)	(325)
Net interest income after provision	7,029	7,141	7,566	7,173	6,670	28,909	21,779	17,970
Noninterest income	916	572	941	863	836	3,292	2,675	2,629
Merger/Acquisition related expenses	240	103	35	-	217	378	1,941	-
Noninterest expense	5,497	5,467	5,518	5,370	5,345	21,852	18,719	15,855
Income before income taxes	2,208	2,143	2,954	2,666	1,944	9,971	3,794	4,744
Provision for income taxes	570	792	1,133	923	666	3,418	1,437	1,803
Net Income	1,638	1,351	1,821	1,743	1,278	6,553	2,357	2,941
Dividends on Preferred Stock	20	19	19	19	19	77	38	-
Net income available to common shareholders	$1,618	$1,332	$1,802	$1,724	$1,259	$6,476	$2,319	$2,941

Share and Per Share Data:
Earnings per share - basic	$0.14	$0.12	$0.16	$0.15	$0.11	$0.56	$0.26	$0.43
Earnings per share - diluted	$0.14	$0.12	$0.16	$0.15	$0.11	$0.56	$0.26	$0.43
Book value per share	$8.38	$8.28	$8.17	$8.07	$7.91	$8.38	$8.59	$8.09
Tangible book value per share	$7.67	$7.58	$7.45	$7.33	$7.16	$7.67	$7.83	$8.07
Ending shares outstanding	11,583,011	11,577,111	11,499,398	11,458,561	11,377,980	11,583,011	11,377,980	6,921,352
Weighted average shares outstanding:
Basic	11,580,745	11,521,043	11,481,137	11,426,378	11,375,803	11,502,800	8,870,114	6,918,814
Diluted	11,627,974	11,582,724	11,548,878	11,510,147	11,475,865	11,567,811	8,974,384	6,919,760

Selected Performance Ratios:
Return on average assets(2)	0.82%	0.69%	0.98%	0.94%	0.65%	0.86%	0.37%	0.53%
Return on average equity(2)	6.20%	5.21%	7.22%	7.11%	5.23%	6.42%	3.12%	5.28%
Net interest margin	4.18%	4.34%	4.46%	4.30%	3.87%	4.38%	3.88%	3.46%
Efficiency ratio (1)	65.05%	67.44%	65.94%	65.76%	69.57%	66.04%	77.16%	78.20%

Period End Balance Sheet Data:
Loans, net of unearned income	$617,398	$597,969	$573,729	$558,923	$552,038	$617,398	$552,038	$346,500
Total Earning Assets	726,408	711,622	665,028	663,017	698,266	726,408	698,266	483,054
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	-
Core Deposit Intangible	1,241	1,196	1,320	1,470	1,625	1,241	1,625	182
Total Assets	817,015	786,495	742,443	748,371	766,121	817,015	766,121	525,646
Deposits	651,161	619,935	579,609	600,520	618,902	651,161	618,902	448,458
Short term debt	24,594	30,722	32,884	18,943	20,733	24,594	20,733	6,305
Long term debt	33,782	28,846	24,914	25,282	25,591	33,782	25,591	12,372
Shareholders' equity	104,702	103,545	101,552	100,076	97,685	104,702	97,685	56,004

Selected Average Balances:
Gross Loans	$601,966	$585,541	$569,785	$557,177	$546,626	$578,759	$430,571	$354,871
Total Earning Assets	714,755	689,166	669,586	672,655	702,818	686,663	565,264	511,597
Core Deposit Intangible	1,139	1,251	1,389	1,546	1,714	1,330	884	237
Total Assets	796,414	771,913	744,118	748,047	776,839	765,284	631,905	555,354
Deposits	631,855	607,722	588,328	600,601	632,633	607,214	523,954	470,526
Short term debt	35,303	35,012	28,212	19,298	19,790	32,316	9,957	13,879
Long term debt	20,872	22,631	22,895	25,444	25,818	20,147	20,494	12,372
Shareholders' equity	104,732	102,879	101,216	99,376	97,030	102,068	74,365	55,701

Asset Quality Ratios:
Nonperforming loans	$8,280	$10,899	$11,702	$13,473	$11,876	$8,280	$11,876	$15,856
Other real estate owned	1,401	1,007	1,030	1,187	1,585	1,401	1,585	2,008
Allowance for loan losses	7,021	7,032	6,842	6,919	6,844	7,021	6,844	7,054
Nonperforming loans (3) to period-end loans	1.34%	1.82%	2.04%	2.41%	2.15%	1.34%	2.15%	4.58%
Allowance for loan losses to period-end loans	1.14%	1.18%	1.19%	1.24%	1.24%	1.14%	1.24%	2.04%
Delinquency Ratio (4)	0.41%	0.36%	0.32%	0.23%	0.91%	0.41%	0.91%	0.25%
Net loan charge-offs (recoveries) to average loans	0.34%	0.14%	-0.01%	0.04%	-0.10%	0.12%	-0.03%	0.15%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.